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                                                         OMB APPROVAL
                                                   OMB Number: 3235-0145
                 UNITED STATES                     Expires: October 31, 2002
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                      Security Capital Group, Incorporated
                      ------------------------------------
                                (Name of Issuer)


                            Common Stock - - Class A
                         ------------------------------
                         (Title of Class of Securities)

                                    81413P105
                                 --------------
                                 (CUSIP Number)

                         Various dates during Year 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                   Page 1 of 4

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CUSIP No. 81413P105

ITEM 1:

         (a) NAME OF ISSUER:

             Security Capital Group Incorporated

         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             125 Lincoln Avenue
             Santa Fe, Mexico 87501

ITEM 2:

         (a) NAME OF PERSON FILING

             United States Steel and Carnegie Pension Fund

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

             350 Park Avenue, 17th Floor
             New York, NY  10022

         (a) CITIZENSHIP

             Pennsylvania

         (b) TITLE OF CLASS OF SECURITIES

             Common Stock, Class A

         (c) CUSIP NUMBER

             81413P105

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS

         (f) An Employee Benefit Plan, or Endowment fund, in Accordance With
             Section 240.13d-1(b) (1) (ii) (F).

ITEM 4:  OWNERSHIP.

         (a) Amount of Beneficially Owned:

             None

         (b) Percent of Class:

             None

         (c) Number of Shares as to which such person has:

             (i)   sole power to vote or to direct the vote                 None

             (ii)  shared power to vote or to direct the vote               None

             (iii) sole power to dispose or to direct the disposition of    None

             (iv)  shared power to dispose or direct the disposition        None


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ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8:  Identification and classification of members of the group.

         Not Applicable.

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.


ITEM 10: CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            UNITED STATES STEEL AND CARNEGIE
                                            PENSION FUND, INC.



                                            By: /s/  M. SHARON CASSIDY
                                                -------------------------------
                                            Name:  M. Sharon Cassidy
                                            Title: General Counsel